EXHIBIT 10.6
                                                                  CONFORMED COPY


                                    AGREEMENT

                  THIS AGREEMENT, dated as of September 6, 1999 (the "Agreement"), by and between Viacom Inc., a Delaware corporation (the "Company"), and Thomas E. Dooley (the "Executive").

                  WHEREAS, the Company and the Executive have mutually agreed that the Executive shall resign from service as Deputy Chairman, Executive Vice President of the Company, and as an employee of the Company, as of the Resignation Date (as defined below); and

                  WHEREAS, the parties intend that this Agreement shall set forth the terms regarding the Executive's resignation.

                  NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

                  1. Resignation Date. The Executive shall resign from his employment and service as Deputy Chairman and Executive Vice President of the Company and as an officer and member of the boards of directors of the Company's direct and indirect subsidiaries, effective as of the Effective Time (the "Resignation Date") of the closing of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") between CBS Corporation and the Company, dated as of September 6, 1999 (such date to be referred to herein as the "Interim Effective Date"). The Executive shall continue to serve in his capacity as Deputy Chairman and Executive Vice President of the Company from the Interim Effective Date through the Resignation Date and agrees to use his best efforts on a full-time basis to assist the Company in consummating the transactions contemplated by the Merger Agreement. The employment agreement between the Company and the Executive, dated January 1, 1996, as amended (the "Prior Agreement"), shall continue to govern the terms of the Executive's employment until the Resignation Date, on which date the Prior Agreement shall become null and void; provided, however, that, following the Interim Effective Date, (a) the Executive's duties shall be modified by the immediately preceding sentence, (b) Section 2.1 (b) hereof shall govern payment of the Executive's 1999 bonus in lieu of paragraph 3(b) of the Prior Agreement and (c) Section 3 hereof shall replace paragraph 8 of the Prior Agreement. Notwithstanding anything to the contrary in this Agreement, if the Executive's employment terminates prior to the Resignation Date, the following shall be applicable:

                  (A) If his employment terminates due to disability or death, he or his estate shall receive on and following the Resignation Date (except in the case of the 1999 bonus, which shall be paid on the date described in Section 2.1(b) hereof) the payments


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         and benefits as set forth in Section 2, less any payments and benefits under the Prior Agreement in respect of such termination. At that time the Prior Agreement shall become null and void and this Agreement shall become applicable, provided that if his employment terminated due to disability, he shall continue to receive the disability benefits set forth in paragraph 7 of the Prior Agreement.

                  (B) If the Executive is terminated without Cause or terminates his employment for Good Reason, the Prior Agreement shall become null and void and this Agreement shall become applicable.

The Executive shall continue to serve as a member of the Board of Directors of the Company (the "Board") for the remainder of his current term in office as a director. In the event the Merger Agreement is terminated or the transactions contemplated by the Merger Agreement are otherwise abandoned, this Agreement shall be null and void, except for clauses (A) and (B) of this Section 1, and
Section 2.1(b) hereof.

                  2. Payments and Benefits. In consideration of the foregoing and the covenants set forth below, and (except with respect to the payment of the 1999 bonus pursuant to Section 2.1(b) hereof) subject to the Executive's execution, on the Resignation Date, of the release referred to in Section 6 below, the Executive shall receive the following payments and benefits:

                     2.1. (a) Cash Payments. The Executive shall be paid a cash lump sum on or as soon as practicable following the Resignation Date equal to the amounts that would have been payable under paragraph 8 of the Prior Agreement had the Executive been terminated without Cause (as defined in the Prior Agreement) on the Resignation Date. An illustrative example of such calculation, determined as if the Resignation Date were January 1, 2000, is set forth on Exhibit A attached hereto.

                     (b) 1999 Bonus. On the earlier to occur of (i) the Resignation Date and (ii) the date on which the Company pays 1999 bonuses to its executive officers generally, the Company shall pay the Executive an amount equal to the greatest of (x) 110% of his bonus received for 1998, (y) an amount which, when added to the Executive's salary and Deferred Compensation (as defined in Section 3(c) of the Prior Agreement) that is payable for 1999 (together, "Total Cash Compensation"), would produce the highest 1999 Total Cash Compensation paid to any other executive officer of the Company or any of its affiliates or (z) such higher amount as the Board may determine is appropriate to compensate the Executive for his contributions to the Company in 1999.

                     (c) Payout of Deferred Compensation Amounts. On or as soon as practicable following the Resignation Date, the Company shall pay the Executive (i) all Deferred Compensation (as defined in Section 3(c) of the Prior Agreement) earned prior to the Resignation


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Date and (ii) the entire balance of the Executive's account under the Viacom
Investment Plan Excess Plan as of such date.

                     (d) Transaction Bonus. The Executive shall receive an additional payment in an amount of $5,000,000 (the "Transaction Bonus"), which will be payable as soon as practicable following the Resignation Date.

                     2.2. Treatment of Equity-Based Compensation. All equity-based compensation awards previously granted or awarded to the Executive in the form of stock options or otherwise under any equity-based compensation plan of the Company, including, without limitation, the Company's long-term management incentive plans, (together with the individual grant documents, the "Equity Plans"), to the extent not yet vested, shall vest on the Resignation Date and each stock option shall continue to be exercisable in accordance with its terms until December 31, 2003, subject to the Executive's compliance in all material respects with the provisions of Section 4 below, it being understood and agreed that this Section 2.2 supersedes any conditions to the contrary as to vesting or exercisability contained in the Equity Plans.

                     2.3. Other Benefits. (a) The Executive is a participant in Company benefit plans, including, without limitation, the plans listed in Exhibit B attached hereto and shall continue to participate in such plans through the Resignation Date. This Agreement shall not change the terms of such plans or the benefits earned by or due to the Executive thereunder for services rendered to the Company through the Resignation Date. The benefits earned by or due to the Executive in accordance with the terms of such plans shall be paid or provided by the Company or such plans (as the case may be) when due (whether such due date is on, before or after the Resignation Date), and full payments and provision of benefits shall discharge fully all obligations of the Company and such plans with respect to the Executive's benefits under such plans. Following the Resignation Date and through the earlier of (i) December 31, 2003 and (ii) with respect to any individual type of benefit or benefit plan, the date on which the Executive is entitled to a comparable benefit or to participate in a comparable benefit plan through a subsequent employer, the Company shall provide the Executive with benefits comparable to the Company benefit plans, including those listed in Exhibit B, in the same manner and on the same terms as if the Executive remained employed by the Company during such period, and reflecting any enhancements or supplements to such benefits adopted during such period. In the event that the Company is unable to provide the Executive with participation in the relevant plans or in comparable supplementary benefit plans, the Executive shall be entitled to receive a lump sum cash payment equal to the cash equivalent of such benefits, plus an amount sufficient to cover any income taxes payable on such lump sum payment to the extent that the associated benefit would not have been taxable to the Executive had he remained an employee of the Company.

                     (b) The Executive shall be credited with service for all purposes through December 31, 2003 under the Company Investment Plan, the Viacom Investment Plan


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Excess Plan, the Company Pension Plan, the Company Excess Pension Plan and any
and all other retirement plans of the Company in which he participates as of the Interim Effective Date and, to the extent that any of the additional benefits that would result from such additional credited service may not be provided pursuant to any such plan, such benefits shall be provided pursuant to an existing supplementary arrangement or a supplementary arrangement established for purposes of this Agreement.

                     (c) In addition to the foregoing, the Company agrees that, beginning on the Resignation Date:

                     (i) The Company shall provide the Executive, through December 31, 2003 (or, if earlier, until the Executive secures full-time employment, other than self-employment (which shall mean employment by himself or by an entity controlled by the Executive or his family pursuant to which he provides services to no other single person or entity on a full time basis), with a new employer), with an office, comparable in both quality and size to the office the Executive has had prior to the Interim Effective Date, at a location of the Executive's choosing in midtown Manhattan, subject to the Company's approval, which approval shall not unreasonably be withheld. The Company shall bear the cost of relocating the Executive's office effects to the new office and provide furniture and equipment comparable to that in his present office. During the period in which the company is providing the Executive with an office pursuant to this
         Section 2(c)(i), the Company also shall provide the Executive with a secretary, who may be his current secretary or another secretary of his choosing.

                     (ii) The Company shall promptly reimburse the Executive for legal fees and other expenses reasonably incurred by him in connection with the preparation of this Agreement and advice related thereto.

                  3. Termination.

                     3.1 Termination for Cause. The Company may, at its option, terminate the Executive's employment prior to the Resignation Date, by providing written notice to the Executive, for "Cause" and the Company shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay any payments or benefits described in Section 2 of this Agreement. For purposes of this Agreement, Cause shall mean the commission of a felony, including fraud or embezzlement resulting in material harm to the business or reputation of the Company. Anything herein to the contrary notwithstanding, the Company shall give the Executive written notice prior to terminating the Executive's employment for Cause setting forth the exact nature of any alleged Cause. The Executive shall have ten (10) business days from the giving of such notice within which to respond to such allegation of Cause and within which period the Company cannot terminate his employment for the stated reasons.


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                     3.2 Good Reason Termination. The Executive may terminate
his employment hereunder for "Good Reason" prior to the Resignation Date by written notice to the Company not more than thirty (30) days after the occurrence of the event constituting Good Reason. Such notice shall state an effective date no later than thirty (30) business days after the date it is given. The Company shall have ten (10) business days from the giving of such notice within which to cure. Good Reason shall mean the occurrence of any of the following, without the Executive's prior written consent, other than in connection with the termination of the Executive's employment for Cause:

                     (i) the assignment to the Executive by the Company of duties substantially inconsistent with his positions, duties, responsibilities, titles or offices in effect immediately prior to the Interim Effective Date or the withdrawal of a material part of the Executive's responsibilities (including, without limitation removal from the Board) or a change in his reporting relationship, in each case as in effect immediately prior to the Interim Effective Date;

                     (ii) a reduction in his salary, bonus or other compensation and benefit levels as in effect on the Interim Effective Date;

                     (iii) the Company's requiring the Executive to be based anywhere other than the New York City metropolitan area, except for required travel on the Company's business to any extent substantially consistent with business travel obligations of other senior executives of the Company; and

                     (iv) the material breach by the Company of its material obligations under this Agreement or the Prior Agreement.

                     3.3 Termination Payments. In the event that the Executive is terminated without Cause or terminates his employment for Good Reason prior to the Resignation Date, he shall be entitled to receive the payments and benefits set forth in Section 2 herein (other than the Transaction Bonus) as promptly as practicable following the date of such termination, but shall only receive the Transaction Bonus if and when the Effective Time occurs pursuant to the Merger Agreement; provided, however, that, notwithstanding the foregoing, if the Merger Agreement is terminated or the transactions contemplated by the Merger Agreement are otherwise abandoned, the Board of Directors of the Company shall promptly determine in its good faith discretion whether to pay the Executive all or any portion of the Transaction Bonus, taking into account, among other things, the Executive's contributions to the Company's efforts to consummate the transactions contemplated by the Merger Agreement.

                  4. Restrictive Covenants. Subject to and conditioned upon the performance by the Company of its obligations set forth in this Agreement, the Executive agrees to the covenants set forth in this Section 4. The determination as to whether the Executive has


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breached the provisions of this Section 4, or whether to waive any such breach, shall be made solely by a majority of the Board of Directors of the Company, subject to the Executive's right to challenge any such determination in arbitration in accordance with Section 11.2 hereof. In the event of an alleged breach of this Section 4 by the Executive, the Company shall provide the Executive with written notice of such alleged breach, and no breach shall be deemed to exist until a determination of breach has been made, no earlier than 30 calendar days following such written notice, in accordance with the immediately preceding sentence.

                     4.1. Non-Competition. For a period commencing on the date hereof and ending one year following the Resignation Date (the "Restricted Period"), the Executive shall not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with that of the Company, as conducted by the Company immediately prior to the earlier of the Resignation Date or the termination of the Executive's employment with the Company (the "Protected Business"), nor shall the Executive make any investments in any company or business competing with the Protected Business; provided, however, that nothing herein shall prevent the Executive from investing as less than a two percent (2%) shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

                     4.2. Confidential Information. The Executive covenants and agrees that he shall not at any time, use for his own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of the Company or any of its affiliates (except as may be required by law or in the performance of the Executive's duties hereunder consistent with the Company's policies) and that the Executive shall comply with any confidentiality obligations of the Company to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive or any other person who directly or indirectly receives such information from the Executive or at the Executive's direction or (ii) is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive.

                     4.3. No Employee Solicitation. The Executive agrees that, through December 31, 2004, he shall not knowingly engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an executive of the Company or any of its affiliates.

                     4.4. Company Ownership. The Executive agrees that any results and proceeds of his services to the Company, including, without limitation, any works of authorship resulting from his services during the Executive's employment with the Company and/or any of its affiliates and any works in progress, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature


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therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then the Executive irrevocably assigns and agrees to assign any and all of the Executive's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to the Executive whatsoever. The Executive shall, as may be requested by the Company, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any rights in the results and proceeds of the Executive's services that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such rights. This Section 4.4 is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its affiliates being the Executive's employer.

                     4.5. Litigation. The Executive agrees that, through December 31, 2004, or, if longer, during the pendency of any litigation or other proceeding, he shall not (i) communicate with anyone (other than the Executive's own attorneys and tax advisors and except to the extent required by law or necessary in the performance of the Executive's duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving any of the Company's affiliates, other than any litigation or other proceeding in which the Executive is a party-in-opposition, without giving prior notice to the Company or the Company's counsel, and (ii) in the event that any other party attempts to obtain information or documents from the Executive with respect to matters possibly related to such litigation or other proceeding, the Executive shall promptly so notify the Company's counsel unless the Executive is prohibited from doing so under applicable law.

                     4.6 No Right to Write Books, Articles, Etc. The Executive agrees that, through December 31, 2004, except as authorized by the Company, he shall not prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, concerning the Company or any of the Company's affiliates or any of their officers, directors, agents, employees, suppliers or customers.

                     4.7. Return of Property. The Executive shall, on the Resignation Date, return all documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for the Executive

NYDOCS02/480817 1

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and utilized by the Executive in the course of his employment with the Company or any of its affiliates. The Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to the Executive the value of the Company property which the Executive retains in his possession after the Resignation Date. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

                     4.8. Non-Disparagement. The Executive and, to the extent set forth in the next sentence, the Company agree that each party shall not, through December 31, 2004 criticize, ridicule or make any statement which disparages or is derogatory of the other party in any communications with any person, unless the relevant party reasonably believed that such communication would not be disseminated publicly. The Company's obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above.

                     4.9. Injunctive Relief. The Executive acknowledges and agrees that any violation of this Section 4 will result in irreparable damage to the Company, and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.

                     4.10. Survival; Modification of Terms. The Executive and the Company agree that the restrictions and remedies contained in this Section 4 are reasonable and that it is the Executive's intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

                  5. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  6. Release by the Executive. In consideration of the payments, covenants and benefits provided to the Executive by the Company hereunder, the Executive hereby agrees to execute a release on the Resignation Date, in the form attached as Exhibit B hereto.


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                  7. Release by the Company. In consideration of the Executive's execution of the release on the Resignation Date and the other obligations of the Executive hereunder, the Company covenants that, at the Resignation Date, it shall execute a release in favor of the Executive in the form that follows:

                  "The Company, for itself, any of its affiliates and their respective officers, directors, employees, and agents, hereby releases and forever discharges the Executive, his family, his estate, his agents, attorneys, his heirs, executors, successors and assigns from and against any and all claims relating to or arising out of, directly or indirectly, the Executive's employment relationship with and service as a director, employee or officer of the Company or any of its affiliates and the termination of such relationship or service that the Company, any of its affiliates and their respective officers, directors, employees and agents may have, or in the future, may possess; provided, however, that this release shall not apply to any of the obligations of the Executive under the Agreement between the Executive and the Company, dated as of September 6, 1999."

                  8. Indemnification.

                     (i) The Company agrees that if the Executive is made a party, is threatened to be made a party to, or otherwise receives any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he was a director, officer or employee of the Company or was serving at the request of the Company as director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation and bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing his rights to indemnification or contribution) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even though he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.


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                     (ii) Neither the failure of the Company (including its
board of directors, independent legal counsel or stockholders) to have made a determination that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption or inference that the Executive has not met the applicable standard of conduct.

                     (iii) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive on terms no less favorable than the coverage the Company provides for its directors and officers, until such time as suits against the Executive are no longer permitted by law.

                  9. Certain Additional Payments by the Company. In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 9 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

                  10. Press Release; No Public Comment. The Company will issue a press release on September 6, 1999, disclosing the fact of the Executive's resignation. Consistent with their respective legal obligations, the Company and the Executive shall treat the circumstances surrounding the Executive's resignation as confidential and shall limit their comments to the press regarding such resignation to statements consistent with, and not expanding the scope of, the press release; provided, however, that nothing herein shall prevent the Executive from responding to inaccurate or misleading statements for the limited purpose of correcting any such inaccuracies or misrepresentations. The Executive may make disclosure of this Agreement and the discussions associated with it to his legal counsel, personal financial advisors and members of his family.

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                 11. Miscellaneous.

                     11.1. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                     11.2. Disputes. Any disputes between the parties to this Agreement shall be settled by arbitration in New York, New York under the auspices of the American Arbitration Association, before a panel of three (3) arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes promulgated by the Association. Each party shall select an arbitrator and the two (2) arbitrators shall select a third and these three arbitrators shall form the panel. The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered into in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both parties, shall be borne by the Company if the Executive prevails on at least one of the issues that is the subject of the arbitration. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled at the time the dispute arises. Nothing herein shall prevent the Company from seeking equitable relief in court as provided for in
Section 4.9 or shall prevent either party from seeking equitable relief in court in connection with any breach or threatened breach of the provisions of Section 4, or in aid of arbitration under applicable law.

                     11.3. Cooperation. Subject to the provisions of this
Section 11.3, the Executive agrees that, following the Resignation Date, he shall make himself available to cooperate with the Company, and, if necessary, provide depositions or testimony, in connection with any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of the Company or the Executive's services as an officer, director or employee of the Company. The Company shall promptly reimburse the Executive for, or promptly advance to the Executive, all reasonable costs and expenses, incurred by the Executive in connection with any such proceedings or arbitration, including without limitation reasonable fees and disbursements for separate counsel for the Executive, if the Executive reasonably determines that the litigation, arbitration, proceeding or investigation is of a nature which indicates that he should have separate representation. Such expenses shall be reimbursed or advanced promptly after the Executive's submission to the Company of statements of legal services in such reasonable detail as the Company may require. In any event, (i) in any matter subject to this Section 11.3, the Executive shall not be required to act against the best interests of any new employer and (ii) any request for such cooperation shall take into account (A) the significance of the matters at issue in the litigation, arbitration, proceeding or investigation and
(B) the Executive's other personal and business commitments.


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                     11.4. Representations of the Company. The Company
represents and warrants to the Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on behalf of the Company by its Board and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement including, without limitation, the performance of Section 2 and any and all action required to be taken by the Committees responsible for administering the Equity Plans and/or the Board to amend, interpret or otherwise act with respect to such plans, has been or promptly will be duly and effectively taken. The Company acknowledges that Executive has relied upon such representations and warranties in entering into this Agreement.

                     11.5. No Mitigation; No Offset. The Executive shall be under no obligation to seek other employment and, except as provided in Sections 2.3(a) and 2.3(c)(i), there shall be no offset against amounts due the Executive on account of any remuneration attributable to any subsequent employment that he may obtain.

                     11.6. No Set-Off. The amounts payable to the Executive hereunder shall not be subject to set-off by the Company by reason of any obligation owing or alleged to be owing by the Executive to the Company pursuant to any other agreement or legal obligation not set forth herein.

                     11.7. Notices. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be sent by messenger, overnight courier, certified or registered mail, postage prepaid and return receipt requested or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

If to the Executive:           Thomas E. Dooley
                               243 Cleft Road
                               Mill Neck, NY 11765
                               Telephone: (516) 624-8168
                               Fax: (516) 624-8169

If to the Company:             Viacom Inc.
                               1515 Broadway
                               New York, NY 10036
                               Attention:  General Counsel
                               Telephone: (212) 258-6000
                               Fax: (212) 258-6996

Notices, demands and other communications shall he deemed given on delivery thereof.

                     11.8. Entire Agreement. Except as expressly set forth herein, this Agreement represents the entire agreement of the parties concerning the subject matter hereof and, effective as of the Interim Effective Date, shall supersede any and all previous contracts arrangements or understandings with respect to such subject matter between the Company and the Executive.

                     11.9. Amendment. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

                     11.10. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

                     11.11. Governmental Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

                     11.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       VIACOM INC.


                                       By: /s/  Sumner M. Redstone
                                           ------------------------------------
                                           Sumner M. Redstone
                                           Chairman and Chief Executive Officer


                                           /s/ Thomas E. Dooley
                                           ------------------------------------
                                           Thomas E. Dooley

                                    Exhibit A

                  SAMPLE CALCULATION OF SECTION 2.1(a) PAYMENT




          Base Salary                                          $1,000,000.00
          2000 Deferred Compensation1                          $1,069,100.00
          Target Bonus (250% of Base and Deferred Salary)      $5,172,750.00
                                                               -------------
                                                               $7,241,850.00

          Monthly equivalent of the severance ((divided by) 12)  $603,487.50
          Monthly car allowance                                    $1,100.00
                                                               -------------
                                                                 $604,587.50

          Assuming that the Effective Time were to occur on January 1, 2000, 48 months of severance would be payable, or $29,020,200.

          If the Effective Time occurs later during 2000, the above amount will be reduced by (a) 2000 base salary and car allowance amounts paid to the Executive prior to the Effective Time and (b) Deferred Compensation accrued prior to the Effective Time (which shall be payable in accordance with Section 2.1(c) of the Agreement).


--------
1 The Prior Agreement provides that the Deferred Compensation (as defined therein) for years 2001 through 2003 will be no less than $1,069,100, and subject to annual increases each January 1 in an amount determined by the Company in its sole discretion.

                                    Exhibit B

                              LIST OF BENEFIT PLANS



1.  Excess Pension Plan for Certain Key Employees of Viacom International Inc.

2.  Viacom Inc. Excess Investment Plan

3.  Viacom Pension Plan

4.  Viacom Investment Plan

5.  Viacom Medical Plan

6.  Viacom Dental Plan

7.  Viacom Retiree Medical Plan

8.  Viacom Health Care and Dependent Care Flexible Spending Accounts

9. Viacom Life Insurance Program (includes supplemental employee-paid term insurance)

13  Viacom Disability Income Program (includes STD and LTD)

14. Viacom Employee Assistance Programs (provides childcare assistance and other EAP-type programs)

                                    Exhibit C

                                 FORM OF RELEASE


                  In consideration of the payments, covenants and benefits (collectively, the "Payments") provided to Thomas E. Dooley (the "Executive") by Viacom Inc. (the "Company") in the Agreement, dated as of September 6, 1999, between the Executive and the Company (the "Agreement"), the Executive hereby releases and forever discharges the Company and any of its affiliates (collectively, the "Group") and their respective officers, employees, directors and agents from any and all claims, actions and causes of action (collectively, "Claims"), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that the Executive may have, or in the future may possess, arising out of the Executive's employment relationship with and service as a director, employee or officer of any member of the Group, and the termination of such relationship or service; provided, however, that this release shall not apply to any of the obligations of the Company under the Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Agreement, including the Exhibits thereto; provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against the Company or its representatives in any action or in future actions in which the Executive is named a defendant. The Executive further agrees that the Payments shall be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that the Executive may have against any member of the Group arising out of the Executive's employment relationship, his service as a director, employee or officer of any member of the Group and the termination thereof, other than as provided by the Agreement.




                                                   /s/  Thomas E. Dooley
                                                   ---------------------------
                                                   Thomas E. Dooley